Exhibit 10.19

2005 DEFERRED COMPENSATION PLAN

FOR DIRECTORS OF UNISYS CORPORATION

Article I

Purpose & Authority

1.1 Purpose. The purpose of the Plan is to offer members of the Board of Directors who are not employees of the Corporation the opportunity to defer receipt of a portion of their Compensation, under terms advantageous to both the Director and the Corporation and subject to rules that satisfy the requirements of section 409A of the Code.

1.2 Effective Date. The Board originally approved the Deferred Compensation Plan for Directors of Unisys Corporation on November 20, 1981, and that plan was subsequently amended, effective January 1, 1994 and, again, effective April 22, 2004. Deferrals of compensation earned and vested before January 1, 2005 were made under that plan and amounts deferred under that plan will continue to be subject to the rules set forth in that plan document. This Plan is effective January 1, 2005 and deferrals of compensation earned and vested on or after the Effective Date will be subject to the rules set forth in this Plan document as it may be amended from time to time.

1.3 Authority. Any decision made or action taken by the Corporation and any of its officers or employees involved in the administration of this Plan, or any member of the Board or the Committee arising out of or in connection with the construction, administration, interpretation and effect of the Plan shall be within the absolute discretion of all and each of them, as the case may be, and will be conclusive and binding on all parties. No member of the Board and no employee of the Corporation shall be liable for any act or action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated or, except in circumstances involving the member’s or employee’s bad faith, for anything done or omitted to be done by himself or herself.

Article II

Definitions

2.1 “Account” means, for any Participant, each memorandum account established for the Participant under Section 4.1. “Stock Units Account” means that portion of a Participant’s Account attributable to Elective and Non-Elective Stock Units.

2.2 “Account Balance” means, for any Participant as of any date, the aggregate amount reflected in his or her Account.

2.3 “Beneficiary” means the person or persons designated from time to time in writing by a Participant to receive payments under the Plan after the death of such Participant or, in the absence of such designation or in the event that such designated person or persons predeceases the Participant, the Participant’s estate.

2.4 “Board” means the Board of Directors of the Corporation.

2.5 “Change in Control” shall have the same meaning as is ascribed to that term under Section 11(b) of the Unisys Corporation 2003 Long-Term Incentive and Equity Compensation Plan, except that each reference to “20%” in such section shall be replaced by “35%.”

2.6 “Code” means the Internal Revenue Code of 1986, as amended.

2.7 “Committee” means the Compensation Committee of the Board, or such other committee as may be appointed by the Board to administer the Plan.

2.8 “Compensation” means amounts payable by the Corporation, absent deferral, with respect to services provided by a Participant to the Corporation as a Director, including retainer and meeting fees, but shall not include Non-Elective Stock Unit amounts credited to a Participant’s Account hereunder.

2.9 “Corporation” means Unisys Corporation.

2.10 “Deferral Election” means an election by an Eligible Director to defer a portion of his or her Compensation under the Plan, as described in Section 3.1.

2.11 “Effective Date” means January 1, 2005.

2.12 “Eligible Director” means a member of the Board who is not an employee of the Corporation.

2.13 “Executives’ Plan” means the Unisys Corporation 2005 Deferred Compensation Plan.

2.14 “Fair Market Value” means, on any date, the sales price of a share of Unisys Common Stock as of the official close of the New York Stock Exchange at 4:00 p.m. U.S. Eastern Standard Time on such date.

2.15 “Investment Measurement Option” means any of the hypothetical investment alternatives available for determining the additional amounts to be credited to a Participant’s Account under Section 4.2. The Investment Measurement Options available are all of the investment options available to eligible participants under the USP other than the Unisys Common Stock Fund.

2.16 “Participant” means an Eligible Director or a former Eligible Director who has not received a distribution of his or her entire Account Balance.

2.17 “Plan” means the 2005 Deferred Compensation Plan for Directors of Unisys Corporation, as set forth herein and as amended from time to time.

2.18 “Revised Election” means an election made by a Participant, in accordance with Section 5.2, to change the date as of which payment of his or her Account Balance is to commence and/or the form in which such payment is to be made.

2.19 “Stock Units” means Unisys common stock-equivalent units, which are awarded pursuant to the Unisys Corporation 2003 Long-Term Incentive and Equity Compensation Plan as Elective or Non-Elective Stock Units. Elective Stock Units are Stock Units awarded as a result of a Participant’s election to defer the receipt of Compensation in accordance with Section 4.2(b) of the Plan. Non-Elective Stock Units are Stock Units awarded to the Participant by the Corporation without regard to a deferral election.

2.20 “USP” means the Unisys Savings Plan.

2.21 “Valuation Date” means any business day as of which the interest of a Participant in each of the Participant’s Accounts is valued pursuant to the terms of the Plan.

Article III

Deferral of Compensation

3.1 Deferral Election.

(a) Each Eligible Director may elect to defer all or a portion of his or her Compensation that, absent deferral, would be paid to him or her for services rendered during the following calendar year by properly completing a Deferral Election form.

(b) To be effective, a Deferral Election must be made in writing by the Eligible Director on a form furnished by the Secretary of the Corporation on or before the date that is no later than the December 31 prior to the calendar year to which the Deferral Election applies, provided, however, that an individual who becomes an Eligible Director after January 1 of a calendar year may make a Deferral Election with respect to Compensation that would be earned by him or her during the remainder of the calendar year in which he or she has become an Eligible Director, by filing the required written election on or before the date that is 30 days after the date on which he or she becomes an Eligible Director.

(c) Once made, a Deferral Election shall become effective upon receipt by the Secretary of the Corporation and is thereafter irrevocable, except to the extent otherwise provided in Section 5.2.

(d) An Eligible Director’s Deferral Election must specify either a percentage or a certain dollar amount of his or her Compensation to be deferred under the Plan. In addition, the Deferral Election must specify the date on which payment of the amount deferred and payment in respect of any Non-Elective Stock Units that may be credited to the Participant’s Account is to commence and the manner in which such payment is to be made, as set forth below:

(1) Subject to Section 5.1(b) hereof, the Deferral Election must specify that such payment is to commence as of:

(A) his or her termination of service as an Eligible Director of the Corporation;

(B) a specific date that is at least two years after the end of the calendar year containing the date on which the amounts to be deferred, absent deferral, would be paid to the Eligible Director;

(C) upon the Eligible Director’s becoming disabled (within the meaning of Code section 409A);

(D) upon a Change in Control of the Corporation; or

(E) upon the earlier (or earliest) to occur of two (or more) dates described in (A) – (D) of this Paragraph 3.1(d)(1).

(2) The Eligible Director must specify whether payment of his or her Account Balance, including any payment in respect of any Non-Elective Stock Units that may be credited to the Participant’s Account, is to be made in a single sum or in annual installments.

(3) Notwithstanding the foregoing, any form of payment elected by an Eligible Director will provide that any payments otherwise not made by the March 31 first following the date that is 20 years after the date of the Eligible Director’s termination of service will be made as soon as administratively practicable on or after that date.

(e) Deferrals of an Eligible Director’s Compensation shall be credited to the Plan at the time at which the Compensation, absent deferral, would be payable to the Participant.

(f) Unless the Deferral Election form specifically provides otherwise, a Deferral Election shall expire as of the last day of the calendar year that includes the first day on which any amount, absent deferral, would be paid to the Eligible Director.

Article IV

Treatment of Deferred Amounts

4.1 Memorandum Account. (a) The Corporation shall establish on its books a separate Account for each Participant for each calendar year in which the Participant elects to defer Compensation. Amounts deferred by a participant pursuant to a Deferral Election shall be credited to the Participant’s Account on the date on which the deferred amounts, absent deferral, would have been paid to the Participant. Non-Elective Stock Units awarded to the Participant shall be credited to the Participant’s

Account on such dates as are prescribed in the applicable award documents. In addition, as of each Valuation Date, incremental amounts determined in accordance with Section 4.2 will be credited or debited to each Participant’s Account. Any payments made to or on behalf of the Participant and for his or her Beneficiary shall be debited from the Account. No assets shall be segregated or earmarked in respect to any Account and no Participant or Beneficiary shall have any right to assign, transfer, pledge or hypothecate his or her interest or any portion thereof in his or her Account. The Plan and the crediting of Accounts hereunder shall not constitute a trust or a funded arrangement of any sort and shall be merely for the purpose of recording an unsecured contractual obligation of the Corporation.

(b) If the Corporation shall issue a stock dividend on the common stock, stock dividend equivalents shall be credited to the Participant’s Stock Unit Account, as of the dividend payment date, as Stock Units in the same amount as the stock dividends to which the Participant would have been entitled if the Stock Units were shares of common stock. Cash dividends, if any, shall be credited to the Stock Units Account, as of the dividend payment date, in the form of Stock Units based on the Fair Market Value of the Common Stock on the dividend payment date. The Stock Units Account shall be appropriately adjusted to reflect splits, reverse splits, or comparable changes to the Corporation’s common stock.

4.2 Investment Measurement Options.

(a) Subject to the provisions of this Section 4.2, a Participant’s Account, excluding his/her Stock Units Account, shall be credited or debited with amounts equal to the amounts that would be earned or lost with respect to the Participant’s Account Balance if amounts equal to that Account Balance were actually invested in the Investment Measurement Options in the manner specified by the Participant.

(b) Each Eligible Director may elect, at the same time as a Deferral Election is made, to have one or more of the Investment Measurement Options applied to current deferrals, or to have the current deferrals credited to his/her Stock Units Account in the form of Elective Stock Units. Such election with respect to current deferrals may be changed at any time upon appropriate notice to the Corporate Executive Compensation Department, provided, however, that an election to have current deferrals credited as Elective Stock Units may not be changed at any time during the effective period of the Deferral Election. If a Participant elects to have current deferrals credited as Elective Stock Units, the number of Stock Units to be credited to the Participant’s Stock Unit Account under this Section 4.2(b) shall be the quotient of (i) divided by (ii) where (i) equals the amount of the current deferral to be credited as Stock Units and (ii) equals the Fair Market Value on the date on which the amounts are credited to the Participant’s Stock Unit Account.

(c) Subject to the restrictions described in Subsection (d), a Participant may elect to change the manner in which Investment Measurement Options apply to existing Account Balances (excluding the Participant’s Stock Units Account). In addition, a Participant may elect to have all or any portion of his/her existing Account Balances (other than the Stock Units Account) credited to his/her Stock Units Account as Elective Stock Units. The number of Stock Units to be credited to the Participant’s Stock Unit Account under this Section 4.2(c) shall be the quotient of (x) divided by (y) where (x) equals the amount of the existing Account Balances to be credited as Stock Units and (y) equals the Fair Market Value on the effective date on which the amounts are credited to the Participant’s Stock Unit Account. Any election described in this subsection (c) will be effective upon receipt of the appropriate notice to the Corporate Executive Compensation Department.

(d) The following rules apply to Investment Measurement Options.

(1) The percentage of a Participant’s current deferrals and/or Account Balance to which a specified Investment Measurement Option is to be applied must be a multiple of one percent (1%). The Participant may change the specified Investment Measurement Options that will apply to his or her Account(s) on any business day as of which the Plan’s recordkeeper is open for business. Changes in a specified Investment Measurement Option with respect to a Participant’s Account will be effective as soon as administratively practicable following receipt of the Participant’s election.

(2) To the extent that a Participant has not specified an Investment Measurement Option to apply to all or a portion of his or her current deferrals and/or Account Balance, the Insurance Contract Fund or such other fund as is designated by the Committee shall be deemed to be the applicable Investment Measurement Option.

(3) The chosen Investment Measurement Option or Options shall apply to deferred amounts on the date on which such deferred amounts, absent deferral, would have been paid to the Participant.

(e) The Committee shall have the authority to modify the rules and restrictions relating to Investment Measurement Options (including the authority to change such Investment Measurement Options prospectively) as it, in its discretion, deems necessary and in accord with the investment practices in place under the USP.

Article V

Payment of Deferred Amounts

5.1 Form and Time of Payment. The benefits to which a Participant or a Beneficiary may be entitled under the Plan shall be paid in accordance with this Section 5.1.

(a) Payments of a Participant’s Account Balances (other than the Participant’s Stock Units Account) shall be made in cash. Payments of the Participant’s Stock Units Account shall be made in shares of Unisys common stock and the number of shares of Unisys common stock delivered to the Participant shall equal the number of Stock Units held in the Participant’s Stock Units Account.

(b) Except as otherwise provided in Sections 5.3 and 5.4, payment of a Participant’s Account Balance shall commence as of the Valuation Date next following the date or dates specified in the Participant’s Deferral Election or Elections or (where applicable) the Participant’s Revised Election or Elections, provided, however, that where the Participant’s Deferral Election or Elections or (where applicable) the Participant’s Revised Election or Elections specify that payments with respect to a Participant’s Account Balance are to commence as of a specified date or specified dates not determined by reference to the Participant’s termination of service and the Participant terminates service with the Corporation before such date or dates, payment of the portion of the Participant’s Account Balance that was deferred to such date or dates shall commence as of the Valuation Date next following the Participant’s termination of service, but in the same form specified in the Participant’s Deferral Election or Elections or (where applicable) the Participant’s Revised Election or Elections.

(c) All payments shall be made in the manner specified in the Participant’s Deferral Election or Elections or (where applicable) the Participant’s Revised Election or Elections.

(d) To the extent a Participant has not specified the manner or time of payment of all or a part of his or her Account Balance, payment of the amounts not specified will be made in a single sum as soon as administratively practicable, but no later than 90 days, after the first Valuation Date following the Participant’s termination of service as a Director.

(e) Where a Participant has elected payment in the form of annual installments, each installment payment after the initial installment payment shall be made on or about March 31 of each year following the year in which the first installment was paid. With respect to each Deferral Election made by a Participant, the amount of each annual installment payment to be made to a Participant under such Deferral Election shall be determined by dividing the portion of the Participant’s Account Balance covered by such Deferral Election as of the latest Valuation Date preceding the date of payment by the number of installments remaining to be paid under such Deferral Election.

(f) Notwithstanding any Deferral Election made by the Participant:

(1) If a Participant terminates service as a Director after beginning to receive any portion of an Account Balance that was to be paid to the Participant as of a specific date, the remaining Account Balance shall be distributed in accordance with the distribution election in effect at the time of the Participant’s termination of service as a Director.

(2) If the balance in all of a Participant’s Accounts is less than a minimum amount established by the Committee (which amount will not be less than $10,000) at the time of a Participant’s termination of service as a Director, the balance in all the Participant’s Accounts shall be paid to the Participant in a single sum.

(3) Any portion of a Participant’s Account Balance that has not been paid to the Participant as of the date of his or her death shall be paid to the Participant’s Beneficiary in a single sum as soon as administratively practicable after the Valuation Date following the date on which the Corporation receives notification of the Participant’s death.

(4) If a Participant demonstrates to the satisfaction of the Committee that he or she has incurred an “unforeseeable emergency” within the meaning of Code section 409A, the Participant may receive a distribution of the amount necessary to meet his or her unforeseeable emergency.

5.2 Revised Election.

(a) Pursuant to a Revised Election, a Participant may specify:

(1) a date for the commencement of the payment of the Participant’s Account Balance that, if the Participant originally elected a specified date for payment (as opposed to payment upon termination of service with the Corporation), is a date at least five years after the date specified in the Participant’s applicable Deferral Election; and/or

(2) a form of payment that calls for a greater number of annual installment payments than that specified in the Participant’s applicable Deferral Election, or a number of annual installment payments where the Participant specified a single sum payment in his or her applicable Deferral Election, provided that the first installment begins no earlier than five years after the date on which the Participant originally elected that distribution commence.

(3) Notwithstanding the foregoing, an Eligible Director may not elect a time of benefit commencement and/or a form of payment to the extent that such an election would cause any payments to be made after the March 31 first following the date that is 20 years after the date of the Eligible Director’s termination of service.

(b) A Participant may only make three Revised Elections with respect to each of the Participant’s Accounts.

(c) To be effective, a Revised Election must be:

(1) made in writing by the Participant on a form furnished for such purpose by the Corporate Executive Compensation Department;

(2) submitted to the Corporate Executive Compensation Department on or before the date that is one year before the date on which the portion of the Participant’s Account Balance that is the subject of the Revised Election would, absent the Revised Election, first become payable; and

(3) approved by the Corporate Executive Compensation Department. A Revised Election will be deemed to have been approved by the Corporate Executive Compensation Department if it is not disapproved by the Corporate Executive Compensation Department within ten days of the date on which it is received.

5.3 SEC Rule 16b. If deemed necessary to comply with Rule 16b-3 under the Securities and Exchange Act of 1934, as amended, the Corporation may delay payment of Stock Units until six months following the date on which the Stock Units were credited to the Participant’s Account.

Article VI

Miscellaneous

6.1 Amendment. The Board may modify or amend, in whole or in part, any of or all the provisions of the Plan, or suspend or terminate it entirely; provided, however, that any such modification, amendment, suspension or termination may not, without the Participant’s consent, adversely affect any deferred amount credited to him or her for any period prior to the effective date of such modification, amendment, suspension or termination. The Plan shall remain in effect until terminated pursuant to this provision.

6.2 Administration. The Committee shall have the sole authority to interpret the Plan and in its discretion to establish and modify administrative rules for the Plan. Notwithstanding any provision of the Plan to the contrary, the Committee shall administer the Plan in a manner that is consistent with the requirements of section 409A of the Code. All expenses and costs in connection with the operation of this Plan shall be borne by the Corporation. The Corporation shall have the right to deduct from any payment to be made pursuant to this Plan any federal, state or local taxes required by law to be withheld, and any associated interest and/or penalties.

6.3 Governing Law. The Plan shall be construed and its provisions enforced and administered in accordance with the laws of the Commonwealth of Pennsylvania except as such laws may be superseded by the federal law.

Article VII

Transfer of Account Balance

7.1 Transfer of Executives’ Plan Accounts. Notwithstanding any other provision of the Plan to the contrary, a Director who is a former employee of Unisys Corporation and who is a participant in the Executives’ Plan may elect to transfer any or all of his/her account balance in the Executives’ Plan into this Plan. Upon transfer, such amounts shall be subject to the terms and conditions of this Plan, provided that all elections previously made under the Executives’ Plan with respect to such amounts shall continue in effect until otherwise modified hereunder. Notwithstanding the payment election provision described in Article V hereof, in no event may a Director elect a form of payment with respect to amounts transferred from the Executives’ Plan that is any more rapid than the form of payment in effect under the Executives’ Plan at the time of such transfer, nor may it provide for any later payment of the amount transferred except to the extent that any election of such later payment complies with the requirements of Section 5.2 above.

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